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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            BALANCED CARE CORPORATION

                                   * * * * *

                  1. The name of the Corporation is Balanced Care Corporation. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 17, 1995.

                  2. This Amended and Restated Certificate of Incorporation restates and integrates and also further amends in certain respects the Corporation's Amended and Restated Certificate of Incorporation.

                  3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                                    * * * * *

                  FIRST:  The name of the Corporation is

                            BALANCED CARE CORPORATION

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

  THIRD: The nature of the business or purposes to be conducted or promoted is:

                           To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Sixty-One Million One Hundred Sixty Thousand Seven Hundred Eight (61,160,708) shares, which shall be divided into two classes as follows:

                  1. Fifty Million (50,000,000) shares of Common Stock, the par value of each of which shares is One Tenth of One Cent ($0.001), amounting in the aggregate to Fifty Thousand Dollars ($50,000.00); and

                  2. Eleven Million One Hundred Sixty Thousand Seven Hundred Eight (11,160,708) shares of Preferred Stock, the par value of each of which shares is One-Tenth of One Cent ($0.001), amounting in the aggregate to Eleven Thousand One Hundred Sixty Dollars Seventy One Cents ($11,160.71), of which One Million One Hundred Fifty Thousand Nine Hundred Fifty-Eight (1,150,958) shall be shares of Series A Convertible Preferred Stock (the "Series A Preferred") and Five Million Nine Thousand Seven Hundred Fifty (5,009,750) shall be shares of Series B Convertible Preferred Stock
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         (the "Series B Preferred") having such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are provided in paragraphs A and B below, respectively, and Five Million (5,000,000) shall be shares of Preferred Stock as to which the Corporation's board of directors is hereby expressly authorized to provide by resolution or resolutions from time to time for issuance in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be permitted under the General Corporation Law of the State of Delaware and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to the authority expressly vested in the board of directors hereby.

                  A. Series A Preferred.

                  SECTION 1. Ranking. The Series A Preferred shall rank junior to the Series B Preferred for all purposes, including without limitation as to (i) the declaration and payment of dividends, (ii) the distribution of assets or winding-up on a complete or partial liquidation of the Corporation and (iii) the redemption of outstanding shares.

                  SECTION 2. Dividends. The holders of the Series A Preferred shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Series A Preferred as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred is then convertible).

                  SECTION 3. Redemption. Shares of the Series A Preferred shall be redeemable, at the Corporation's election, in whole or in part, at any time and from time to time. Any redemption by the Corporation shall be at the cash redemption price of $2.00 per share of Series A Preferred, together in each case with declared but unpaid dividends thereon, if any, to the date fixed for redemption.

                  If less than all of the outstanding shares of the Series A Preferred not previously called for cash redemption are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares not previously called for cash redemption by lot or pro rata as determined by the Board of Directors of the Corporation. Any shares of Series A Preferred redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as Series A Preferred and shall be retired and canceled promptly after the acquisition thereof.

                  Notice of every redemption under this Section 3, which notice is effective upon mailing, shall be mailed by registered mail not less than twenty (20) business days in advance of the date designated for such redemption to the holders of record of the shares of Series A Preferred to be redeemed at their respective addresses as the same shall appear on the books of the Corporation.


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                  Every notice of redemption under this Section 3 shall be
         accompanied by an officers' certificate certifying all facts which are conditions precedent to such redemption.

                  SECTION 4. Voting. Except as otherwise required by law and as specified in this Section 4, the holders of shares of the Series A Preferred shall have the right and power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of common stockholders. Unless otherwise required by law, on any matters on which the holders of the Series A Preferred shall be entitled to vote, they shall vote together with the holders of the Common Stock as a single class, and each holder of Series A Preferred shall be entitled to that number of votes per share of Series A Preferred held as is equal to the number of shares of Common Stock into which a share of Series A Preferred could be converted in accordance with Section 5 hereof on the record date of the meeting at which such vote is being taken, or if there is no meeting then on the date such vote is taken.

                  SECTION 5. Liquidation. In the event of any complete or partial liquidation, dissolution, distribution of assets or winding-up of the Corporation, whether voluntary or involuntary, after the holders of shares of the Series B Preferred shall have been paid in full as hereinbelow provided, the holders of shares of the Series A Preferred shall each be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of the Series A Preferred a sum equal to $2.00 plus declared but unpaid dividends thereon, if any, to the date of such liquidation, dissolution, distribution of assets or winding-up for the purposes hereof before any distribution shall be made to the holders of Junior Stock of the Corporation, as defined herein, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then such assets shall be distributed among the holders of the Series A Preferred ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. Neither the merger or consolidation of the Corporation, nor the sale of all or part of its assets, shall be deemed a liquidation, dissolution or winding-up of the affairs of the Corporation within the meaning of the foregoing provisions of this Section 5 provided that the consolidation, merger or sale does not adversely affect the rights of the Series A Preferred. For purposes hereof, Junior Stock shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized over which the Series A Preferred shall have precedence or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Corporation.

                  SECTION 6. Conversion Rights. Each share of the Series A Preferred shall be convertible (i) at the option of the record holder thereof at any time prior to redemption, by presentation of the certificate representing such share by the record holder in person or by registered mail, return receipt requested with postage prepaid thereon, at the office of the Corporation located in Mechanicsburg, Pennsylvania, and at such other offices, if any, as the Board of Directors may determine; or (ii) automatically, upon the closing of a public offering of shares of the Corporation's Common Stock, registered under the Securities Act of 1933, as amended (the "IPO"), by virtue of the consummation of such IPO and without any further action on the part of the holder of the Series A Preferred; into the number of shares of fully paid and nonassessable shares of Common Stock determined by dividing the amount of $2.67 by the conversion price in effect at the time of conversion. The conversion price initially shall be $2.67 (the "Conversion Price") and shall be subject to adjustment from time to time as follows:


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                  (a) If the Corporation, at any time while any shares of Series
         A Preferred are outstanding, shall pay a dividend payable in Common Stock, then the Conversion Price shall be adjusted, as of the date that the Corporation shall take a record of the holders of its Common Stock for the purpose of effecting such dividend (or if no such record is taken, as of the date of such payment), to that price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of shares of the Common Stock outstanding immediately prior to such dividend, and (ii) the denominator of which shall be the total number of shares of the Common Stock outstanding immediately after such dividend.

                  (b) If the Corporation, at any time while any shares of Series A Preferred are outstanding, shall subdivide the Common Stock, the Conversion Price shall be proportionately reduced as of the effective date of such subdivision, or if the Corporation shall take a record of holders of the Common Stock for the purpose of so subdividing, as of such record date, whichever is earlier.

                  (c) If the Corporation, at any time while any shares of Series A Preferred are outstanding, shall otherwise than by virtue of Article FIFTH combine the Common Stock, the Conversion Price shall be proportionately increased as of the effective date of such combination or, if the Corporation shall take a record of holders of the Common Stock for the purpose of so combining, as of such record date, whichever is earlier.

                  (d) If there is any reorganization, or reclassification of the Common Stock, or merger or consolidation of the Corporation in which the Corporation is not the surviving corporation, in lieu of the shares of Common Stock theretofore issuable upon the exercise of the conversion rights of the Series A Preferred, each holder of Series A Preferred shall have the right to procure upon exercise of the conversion rights of such Preferred Stock the kind and amount of shares of stock, other securities, money and property which it would have received at the time of such reclassification, reorganization, merger or consolidation if such holder of Series A Preferred had exercised the conversion rights of the Series A Preferred immediately prior to such reclassification or reorganization. The provisions of this Section 6(d) shall similarly apply to successive reorganizations, reclassifications, mergers or consolidations.

                  (e) Notwithstanding anything to the contrary herein contained, no adjustment of the Conversion Price shall be made if the amount of such adjustment shall be less than $0.01 per share, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to $0.01 per share or more.

                  (f) Whenever the Conversion Price is adjusted as herein provided and whenever a new Conversion Price becomes effective, a notice stating that the Conversion Price has been adjusted and setting forth the new Conversion Price and in reasonable detail the method of calculation upon which such calculation is based shall forthwith be prepared, and as soon as practicable after it is required, the Corporation shall cause such notice to be mailed to the holders of the Series A Preferred at their last addresses as they shall appear upon the books of the Corporation.


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                  (g) In the event that the Conversion Price of the Series B
         Preferred is reduced below $2.67 per share pursuant to Section 8(i)(ii) of Article FOURTH (B), then the Conversion Price of the Series A Preferred shall be reduced to the same price per share and shall thereafter continue to be reduced in the same manner as the Series B Preferred is so reduced. Reports of adjustments hereunder will be issued to holders of Series A Preferred in the same manner as provided in Section 9 of Article FOURTH (B) below.

                  The Corporation covenants that it will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred as herein provided, free from preemptive rights or any other actual or contingent purchase rights of any individual or entity other than the holders of the Series A Preferred, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series A Preferred. The Corporation covenants that all shares of Common Stock which shall be so issuable shall upon issue be duly and validly issued and fully paid and nonassessable.

                  In connection with the conversion of any shares of Series A Preferred, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the market value of such fractional interest. In such event, the fair market value of a share of Common Stock of the Corporation shall be the closing price of such share on the last business day on which such shares were traded immediately preceding the date upon which such shares of Series A Preferred are deemed to have been converted. In the event there is no readily established closing price, then the fair market value shall be deemed to be equal to the fair market value of such share as determined in good faith by the Board of Directors.

                  The issuance of certificates for shares of Common Stock on conversion of Series A Preferred shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Series A Preferred which has been converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

                  SECTION 7.  Notices of Corporate Action.  In the event of:

                  (a) any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a dividend payable solely in cash or shares of Common Stock) or other distribution, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

                  (b) any capital reorganization, reclassification or recapitalization of the Corporation (other than a subdivision or combination of the outstanding shares of its Common Stock); or


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                  (c) any merger or consolidation of the Corporation with or into another corporation or entity, or the sale of all or substantially all of the assets of the Corporation to any other person or entity; or

                  (d) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, and in each such case, the Corporation shall cause to be mailed to the holders of record of the outstanding shares of Series A Preferred, at least thirty (30) days prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right or
         (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, merger, consolidation, sale of assets, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, merger, consolidation, sale of assets, dissolution, liquidation or winding up. Such notice shall also state whether such transaction will result in any adjustment of the Conversion Price and, if so, shall state the new Conversion Price, the number of shares of Common Stock into which each share of Series A Preferred shall be convertible upon such adjustment and when such adjustment will become effective.

                  B.       Series B Preferred.

                  SECTION 1. Ranking. The Series B Preferred shall rank senior to the Series A Preferred for all purposes, including without limitation as to (i) the declaration and payment of dividends, (ii) the distribution of assets or winding-up on a complete or partial liquidation of the Corporation and (iii) the redemption of outstanding shares.

                  SECTION 2. Dividends. The holders of the Series B Preferred shall be entitled to receive, out of funds legally available therefor, when and as declared by the Board of Directors, quarterly dividends at the rate per annum of $0.20 per share (the "Accruing Dividends"). Accruing Dividends shall accrue from day to day, whether or not earned or declared, and shall be cumulative. In addition to Accruing Dividends, the holders of the Series B Preferred shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Series B Preferred as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series B Preferred is then convertible).

                  SECTION 3. Voting Rights. Each holder of shares of Series B Preferred shall at all times while any shares of the Series B Preferred are outstanding be entitled to the number of votes that would correspond to the number of shares of Common Stock into which such holder's shares of the Series B Preferred are convertible on the record date for the vote or consent of stockholders and shall have voting rights and powers, subject to the provisions herein contained, equal to the voting rights and powers of the Series A Preferred and Common Stock. Each holder of Series B Preferred shall be entitled to notice of any stockholders meeting in accordance with the By-Laws of the Corporation and shall vote with holders of the Series A Preferred and Common Stock upon any matter submitted to a vote of stockholders, except with respect to those matters required by law


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         or this Amended and Restated Certificate of Incorporation to be submitted to a separate series or class vote. Unless permitted by the Corporation's By-Laws or this Amended and Restated Certificate of Incorporation, fractional votes by the holders of Series B Preferred shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred held by each holder could be converted) shall be rounded to the nearest whole number.

                  SECTION 4. Protective Class Voting Provisions. So long as any share of the Series B Preferred is outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two thirds (2/3) of the then outstanding shares of the Series B Preferred (voting as a separate series):

                  (a) create, authorize or issue shares of any class or series of capital stock unless the same ranks junior to the shares of the Series B Preferred with respect to the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, or create, authorize or issue any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of capital stock unless the same ranks junior to the shares of the Series B Preferred with respect to the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, or reclassify any authorized capital stock of the Corporation into any share unless the same ranks junior to the shares of Series B Preferred with respect to the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; or

                  (b) issue or authorize for issuance, whether in a single transaction or series of related transactions, shares of Common Stock constituting more than 5% of the outstanding shares of Common Stock prior to such transaction or transactions (other than issuances of Excepted Shares (as defined in Section 8(m) of this Article IV (B)); or

                  (c) declare or pay any dividends on any share of stock other than the Series B Preferred; except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock; or

                  (d) purchase or set aside any sums for the purchase of any shares of stock other than the Series B Preferred, except for the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation, if
         (i) each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Corporation for such share or (ii) is made pursuant to the terms of that certain Stock Restriction Agreement by and among the Corporation and certain of its security holders dated as of the September 20, 1996; or

                  (e) amend, alter, waive or repeal any provision of this Amended and Restated Certificate of Incorporation; or

                  (f) amend, alter, or repeal any material provision of this Amended and Restated Certificate of Incorporation or By-Laws of the Corporation so as to affect the preferences, rights or powers of the holders of Series B Preferred; or


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                  (g) fix the number of directors of the Corporation to a number other than seven (7), provided that the Corporation may reduce such number to six (6) on or after one year from September 20, 1996 by reducing the number of directors elected solely by holders of Common Stock; or

                  (h) merge or consolidate with any other corporation or entity; or

                  (i) sell, lease, exchange, or otherwise dispose of all or substantially all of the assets of the Corporation.

                  SECTION 5. Right To Elect Directors. Holders of shares of Series B Preferred shall be entitled to vote as a separate series to elect two members to the Board of Directors (each a "Preferred Director" and collectively, the "Preferred Directors"). Any vacancy caused by the death, resignation, or removal of a Preferred Director shall be filled by the vote of the holders of a majority of the outstanding shares of the Series B Preferred.

                  SECTION 6. Redemption at Option of Series B Stockholders. Holders of shares of Series B Preferred shall have the right to require the Corporation to redeem the shares of the Series B Preferred pursuant to the following provisions:

                  (a) Each holder of Series B Preferred shall have the right, at its sole option and election, to require the Corporation to redeem all or any portion of the shares of the Series B Preferred of such holder on or after September 20, 2001 by payment in cash on the Redemption Date an amount equal to $2.50 per share (the "Original Purchase Price") plus an amount such that the return on the Original Purchase Price shall be at a per annum rate of 20%, calculated through the date of payment (such amount being referred to as the "Redemption Price"). Holders of shares of Series B Preferred redeemed pursuant hereto shall be entitled solely to receive the payment in cash of the Redemption Price for each such share, and shall not be entitled to receive payment of Accruing Dividends with respect to any such share.

                  (b) Any holder of shares of Series B Preferred electing to have the Corporation redeem that holder's shares of Series B Preferred shall so notify the Corporation in writing at its principal office or at such other office or agency maintained by the Corporation for that purpose, each such notice being referred to as a "Redemption Notice". Such Redemption Notice shall specify the number of shares of Series B Preferred to be redeemed and the date on which such redemption shall occur (the "Redemption Date"), provided that such Redemption Date shall be at least sixty (60) days from the date the Redemption Notice is delivered. Any holder may withdraw its election to have shares of Series B Preferred redeemed pursuant to this Section 6 by delivering a written notice thereof (a "Withdrawal Notice") to the Company at least twenty (20) days before the Redemption Date. Within five (5) days of its receipt of a Redemption Notice or Withdrawal Notice from any holder of Series B Preferred, the Corporation shall deliver a copy thereof to all other holders of Series B Preferred by delivery in person, or by certified or registered mail, return receipt requested at each such holder's address as shown by the records of the Corporation. Upon receipt of a copy of a Withdrawal Notice, any holder of Series B Preferred who has elected to have shares redeemed may withdraw such election by delivery of written notice thereof by the later of (y) twenty (20) days before the Redemption Date and (z) fifteen (15) days after receipt of such Withdrawal Notice.


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                  (c)  General Provisions for Redemption.

                           (i) On the Redemption Date each holder of shares of Series B Preferred electing to have the Corporation redeem that holder's shares shall surrender the certificate evidencing such shares, properly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank, and bearing all necessary transfer tax stamps thereto affixed and canceled, to the Corporation at its principal office or at such other office or agency maintained by the Corporation for that purpose and shall then be entitled to receive payment of the redemption price for each share. If fewer than all of the shares are to be redeemed, the Corporation shall issue new share certificates for the shares of Series B Preferred not redeemed.

                           (ii) If a holder of the shares of Series B Preferred shall have given the Corporation notice of such holder's election to have such shares redeemed but shall not have tendered the shares for redemption by the Redemption Date then, so long as the Corporation has set aside sufficient funds to pay the Redemption Price for such shares on the Redemption Date all rights of the holder of such shares (except the right to receive the Redemption Price therefor upon surrender of the certificate or certificates therefor, but without interest) shall terminate, and such shares shall no longer be deemed outstanding for any purpose.

                           (iii) If, on any Redemption Date, the funds of the Corporation legally available for redemption of all shares of Series B Preferred with respect to which the Corporation has received a Redemption Notice are insufficient to redeem the total number of shares of Series B Preferred to be redeemed pursuant to such Redemption Notices, the holders of shares of Series B Preferred entitled to have their shares redeemed pursuant to such Redemption Notices shall share ratably in any funds legally available for redemption according to the respective amounts which would be payable to such holders if all shares of Series B Preferred to be redeemed pursuant to such Redemption Notices were redeemed in full. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series B Preferred, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

                           (iv) Except as provided in Section 6(c)(ii), shares of Series B Preferred entitled to be redeemed and not so redeemed on the Redemption Date shall remain outstanding and entitled to all rights and preferences provided herein.

                  SECTION 7.        Liquidation Rights.

                  (a) Upon the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any payment or distribution of assets of the Corporation shall be made to or set apart for the holders of the Common Stock or any other class of stock ranking junior to the shares of Series B Preferred upon liquidation, dissolution or winding up, and after satisfying the claims of creditors, holders of Series B Preferred shall be entitled to receive a liquidation distribution in an amount equal to $2.50 per share plus, in the case of each share, an amount equal to all Accruing Dividends unpaid thereon (whether or not declared) and all other dividends declared but


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         unpaid thereon, computed to the date payment thereof is made available
         (such amount with respect to one share of Series B Preferred being sometimes referred to as the "Liquidation Preference Payment" and with respect to all shares of Series B Preferred, the "Liquidation Preference Payments".)

                  (b) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating a payment date, the amount of the Liquidation Preference Payments and the place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Series B Preferred, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 7. For purposes hereof, the Common Stock and Series A Preferred shall rank on liquidation junior to the Series B Preferred.

                  (c) If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to pay the holders of the shares of Series B Preferred the full amount of the Liquidation Preference Payments, holders of Series B Preferred shall share ratably with respect to the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, in any such distribution of assets of the Corporation in proportion to the respective amount of the Liquidation Preference Payments to which the holders thereof are entitled.

                  (d) In the event of any such liquidation, dissolution or winding up, unless and until payment in full of all Liquidation Preference payments has been made to the holders of the shares of Series B Preferred no dividend or other distribution shall be made to the holders of the Common Stock, Series A Preferred or other capital stock ranking junior to the shares of Series B Preferred upon liquidation, dissolution or winding up, no purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of the Common Stock, Series A Preferred or such capital stock and no payment, delivery or commitment to make payment or delivery of any money or assets to any affiliate of the Corporation for any purpose shall be made.

                  (e) After payment of (i) the full amount of the Liquidation Preference Payments to which they are entitled under Section 7(a), and
         (ii) the full amount of the liquidation payments to which the holders of the Series A Preferred are entitled pursuant to the Corporation's Amended and Restated Certificate of Incorporation, the holders of the shares of Series B Preferred shall be entitled to a pro rata share of any further distribution of assets of the Corporation on the same basis as they would have been entitled to share if the Series B Preferred had been converted to Common Stock on the date of the distribution.

                  SECTION 8. Conversion.

                  (a) Each share of the Series B Preferred shall be converted to Common Stock in the manner set forth in this Section 8 at the direction of the Corporation and without further action of the holders thereof upon the closing of a firmly underwritten public offering of shares of the Corporation's Common Stock, registered under the Securities Act of 1933, as amended (the "1933 Act"), at an offering price of at least $6.50 per share (which price shall be adjusted appropriately in the event of a transaction described in subsection (c), below) and aggregate net proceeds to the Corporation of at least $25,000,000.

                  (b) The shares of Series B Preferred shall, at the option of the holders thereof, be convertible, in the manner hereinafter set forth, into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series B Preferred so to be converted by $3.33 and (ii) dividing the result by the Conversion Price of $3.33 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this Section 8, then by the Conversion Price as last adjusted and in effect at the date any share or shares of Series B Preferred are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price").

                  (c) In the event that otherwise than by virtue of Article FIFTH the outstanding shares of Common Stock shall be split, subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, and in the event that the Corporation shall issue shares of Common Stock by way of a stock dividend or other distribution to the holders of Common Stock, the Conversion Price in effect immediately prior to such split, subdivision, stock dividend, combination or consolidation, shall, concurrently with the effectiveness of such split, subdivision, stock dividend, combination or consolidation, be increased (in the case of a combination, consolidation or "reverse" split) or decreased (in the case of a subdivision, stock dividend or "forward" split) proportionately.

                  (d) The holder of any shares of Series B Preferred may exercise such holder's option to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Preferred to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within 10 business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock of the Corporation to which the holder of the Series B Preferred so converted shall be entitled and (ii) if less than the full number of shares of the Series B Preferred evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made upon notation on the Corporation's books and stock records and upon delivery of the certificate or certificates representing the shares of Series B Preferred to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock of the Corporation in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time. All rights associated with any Series B Preferred shall continue in full force and effect unless and until converted in accordance with the terms hereof.

                  (e) Shares of Series B Preferred may not be converted without the consent of the Corporation after the holder thereof has delivered a Redemption Notice pursuant to Section 6(b), which has not been withdrawn in accordance with that Section.

                  (f) In connection with the conversion of any shares of Series B Preferred, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the market value of such fractional interest. In such event, the fair market value of a share of Common Stock of the Corporation shall be the closing price of such share on the last business day on which such shares were traded immediately preceding the date upon which such shares of Series B Preferred are deemed to have been converted. In the event there is no readily established closing price, then the fair market value shall be deemed to be equal to the fair market value of such share as determined in good faith by the Board of Directors.

                  (g) The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Corporation issuable upon the conversion of all outstanding shares of Series B Preferred.

                  (h) If at any time or from time to time there shall be a capital reorganization or reclassification of the capital stock of the Corporation, whether in connection with the merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the assets of the Corporation to any other person or entity or otherwise (a "Reorganization"), which Reorganization is effected in such a way that holders of Common Stock shall be entitled to receive with respect to or in exchange for Common Stock shares of stock, other securities or property of the Corporation or other person or entity, then, as a condition of such Reorganization, lawful and adequate provision shall be made so that each holder of the Series B Preferred shall thereafter, at the election of such holder be entitled to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series B Preferred, shares of stock or other securities or property of the Corporation or any other person or entity equal to the number of shares of such stock, securities or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore receivable upon conversion of such holder's shares of Series B Preferred had such Reorganization not taken place; and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                  (i) In case the Corporation shall at any time or from time to time issue or sell, or, in accordance with Section 8(j) below, be deemed to issue or sell, any shares of its Common Stock ("New Common Stock") other than Excepted Shares for a consideration per share less than the Conversion Price in effect at the time of sale (each a "Dilutive Issuance"), then, forthwith upon such Dilutive Issuance, the following adjustments shall be made in the Conversion Price:

                           (i) The Conversion Price shall be reduced to the price (calculated to the nearest cent) received by the Corporation for the New Common Stock, provided, however, that if the price received for the New Common Stock is less than $3.33 per share (appropriately adjusted to reflect the occurrence of any event described in Section 8(c)) (the "Ratchet Price"), then the Conversion Price shall be further reduced in accordance with subdivision (ii) of this subsection (i);

                           (ii) In the event that the Conversion Price as adjusted pursuant to subsection (i) above would be reduced below the Ratchet Price, the Conversion Price shall be equal to the Ratchet Price reduced by an amount equal to the difference between the Ratchet Price less the Weighted Average Price. For purposes hereof, the "Weighted Average Price" shall be the price determined by dividing (y) an amount equal to the sum of (I) the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance multiplied by the Ratchet Price and (II) the consideration, if any, received by the Corporation upon such Dilutive Issuance by (z) the total number of shares of Common Stock outstanding immediately after such Dilutive Issuance;

                           (iii) Except as provided in Section 8(k)(iii), in no event shall the Conversion Price be increased above its then current level notwithstanding that the Corporation received, or is deemed to have received, a consideration per share of New Common Stock that is greater than the Conversion Price.

                  (j) For purposes of determining the adjustments to be made pursuant to Section 8(i) above, the following provisions shall also apply:

                           (i) In case the Corporation shall in any manner grant (whether evidenced by warrants, options, or otherwise) any rights to subscribe for or purchase shares of Common Stock or any options for the purchase of shares of Common Stock (other than, in either case, Excepted Stock) (such options, warrants or other rights being called "Options"), whether or not such Options are immediately exercisable, and the price per share at which such shares are issuable or deliverable upon the exercise of such Options (determined by dividing
         (x) the total minimum amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the total minimum amount of additional consideration payable to the Corporation upon the exercise of such Options by (y) the total maximum number of shares issuable or deliverable upon the exercise of such rights or options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the granting of such

         Options shall be deemed to be an issue or a sale (as of the date of the granting of such Options) of the total maximum number of shares issuable or deliverable upon the exercise of such Options then granted, and the amount received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options, shall be deemed to be the consideration actually received by the Corporation (as of the date of the granting of such Options) for the issue or sale of such shares of Common Stock, and the total maximum number of shares issuable or deliverable upon the exercise of such Options shall be deemed to be outstanding;

                           (ii) In case the Corporation shall in any manner issue or sell any shares of stock or other securities (other than shares of Series B Preferred) convertible into or exchangeable for shares of Common Stock ("Convertible Securities"), whether or not the rights to convert or exchange are immediately exercisable, and the price per share for which Common Stock is issuable or deliverable upon such conversion or exchange (determined by dividing (x) the minimum total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum total amount of additional consideration, if any, payable to the Corporation upon conversion or exchange by (y) the total maximum number of shares of Common Stock issuable or deliverable upon the conversion of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then such issue or sale shall be deemed to be an issue or sale (as of the date of issue or sale of such Convertible Securities) of the total maximum number of shares of Common Stock issuable or deliverable upon the conversion of all such Convertible Securities, and the minimum amount received or receivable by the Corporation as consideration for the issue of sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon conversion or exchange, shall be deemed to be the consideration actually received by the Corporation (as of the date of the issue or sale of such Convertible Securities) for the issue or sale of such Common Stock.

                  (k) For the purposes of subsections (i) and (j) above, the following provisions also shall apply:

                           (i) In case any shares of Common Stock or any Options or Convertible Securities shall be issued or sold by the Corporation for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, before deducting from the total amount of cash received any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of New Common Stock, Options or Convertible Securities shall be issued by the Corporation for consideration other than cash, the fair value at the time of receipt thereof by the Corporation, as determined in good faith by the Board of Directors without deduction of any expenses incurred or underwriting commission or concessions paid or allowed by the Corporation in connection therewith, shall be treated as cash.

                           (ii) In case the Corporation shall take a record of the holders of any class of its capital stock for the purpose of entitling them (i) to receive a dividend payable in shares of Common Stock or payable in stock or other securities convertible into or exchangeable for shares of Common Stock, or payable at the option of the stockholder in cash or in shares of Common Stock, or payable at the option of the stockholder in cash, in stock or other securities convertible into or exchangeable for shares of Common Stock or (ii) to subscribe for or purchase shares of Common Stock or stock or other securities convertible into or exchangeable for shares of Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares deemed to have been issued or sold upon the declaration of such dividend or upon the granting of such right of subscription or purchase, as the case may be.

                           (iii) Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 8(j)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 8(j)(ii), or the rate at which Convertible Securities referred to in subparagraph 8(j)(ii) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                           (iv) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 8.

                  (l)  RESERVED.

                  (m) For purposes of this Section 8, the term "Excepted Shares" means (i) 750,000 shares of Common Stock issued or issuable upon the exercise of warrants which have been or may be granted to Meditrust Mortgage Investments, Inc. plus all such additional shares of Common Stock as may be issued thereunder by virtue of antidilution provisions, if any, contained in such warrants or the agreements governing or commitment letters relating to the granting of the warrants as in effect on the date of initial issuance of Series B Preferred (the "Issue Date"); (ii) up to an aggregate of 1,500,000 shares of Common Stock (appropriately adjusted to reflect the occurrence of any event described in Section 8(c)) issued upon the exercise of stock options giving employees or officers of the Corporation or its subsidiaries the right to purchase shares of Common Stock plus all such additional shares of Common Stock as may be issued thereunder by virtue of antidilution provisions, if any, contained in such options or the presently effective plan governing the granting of such options, provided, however, that any shares issued pursuant to options granted after the Issue Date shall be Excepted Shares only if issued under a plan approved by the Board of Directors that provides for vesting over a period not less than four years except in the case of sale, death or other unanticipated circumstances; (iii) shares of

         Common Stock issued on conversion of the Series B Preferred or Series A Preferred; (iv) up to 190,000 shares of Common Stock issued or issuable upon the exercise of warrants outstanding on the Issue Date; and (v) all shares of Common Stock or Preferred Stock issued solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation or any of its subsidiaries of all or substantially all of the stock or assets of any other entity.

                  (n) The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred which is being converted.

                  (o) The Corporation will at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred in any manner which interferes with the timely conversion of such.

                  (p) As used in this Section 8, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.001 per share, as constituted on the date of filing of this Amended and Restated Certificate of Incorporation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series B Preferred shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any Reorganization, the stock, securities or property provided for in
         Section 8(h) in this Article IV (B).

                  SECTION 9.        Reports as to Adjustments.

                  (a) Whenever the Conversion Price is adjusted as provided in
         Section 8, the Corporation shall compute such adjustment and promptly mail to each holder of record of Series B Preferred a certificate, signed by a principal financial officer of the Corporation, setting forth the number of shares of Common Stock into which each share of Series B Preferred is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective within three business days from the date of such adjustment. The Company shall promptly deliver copies of any such certificate to each Series B holder at its address as shown by the records of the Corporation.

                  (b) In the event that any Series B holder notifies the Company that it is in disagreement with the adjustment set forth in any certificate delivered pursuant to Section 9(a) above, the Corporation shall forthwith employ a firm of independent public accountants of recognized standing (who may be the regular accountants of the Corporation) who shall compute the adjusted Conversion Price in accordance with the provisions of Section 8 in this Article IV (B) and shall prepare a certificate in duplicate setting forth such adjusted Conversion Price as determined as aforesaid and showing in detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Corporation for any additional stock issued or sold or deemed to have been issued or sold and for the number of shares of Common Stock outstanding or deemed to be outstanding, and one counterpart of such certificate shall forthwith be filed with the transfer agent (if any) for the Common Stock and the other counterpart shall be retained at the principal business office of the Corporation, available for inspection, and thereafter (until further adjusted) the adjusted Conversion Price shall be as set forth in said certificate. The Company shall promptly deliver a copy of any such certificate to each Series B holder at its address as shown by the records of the Company.

                  SECTION 10.  Notices of Corporate Action.  In the event of:

                  (a) any taking by the Corporation of a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a dividend payable solely in cash or shares of Common Stock) or other distribution, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

                  (b) any capital reorganization, reclassification or recapitalization of the Corporation (other than a subdivision or combination of the outstanding shares of its Common Stock); or

                  (c) any merger or consolidation of the Corporation with or into another corporation or entity, or the sale of all or substantially all of the assets of the Corporation to any other person or entity; or

                  (d) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, and in each such case, the Corporation shall cause to be mailed to the holders of record of the outstanding shares of Series B Preferred, at least thirty (30) days prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right or
         (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, merger, consolidation, sale of assets, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, merger, consolidation, sale of assets, dissolution, liquidation or winding up. Such notice shall also state whether such transaction will result in any adjustment of the Conversion Price and, if so, shall state the new Conversion Price, the number of shares of Common Stock into which each share of Series B Preferred shall be convertible upon such adjustment and when such adjustment will become effective.

                  SECTION 11. Reacquired Shares. Any shares of Series B Preferred redeemed or, purchased or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as Series B Preferred and shall be retired and canceled promptly after the acquisition thereof.

                  C. Common Stock.

                  The rights, preferences, and privileges of the Common Stock of the Corporation, and the qualifications, limitations and restrictions thereof, are as follows:

                  SECTION 1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

                  SECTION 2. Voting Rights. Except as the otherwise required by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation with each such share being entitled to such number of votes per share as is provided in this Article IV.

                  SECTION 3. Dividends. Subject to the preferential rights of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

                  SECTION 4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Amended and Restated Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

                  FIFTH: Effective as of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), all issued and outstanding shares of Common Stock held by each holder of record immediately prior to the Effective Time ("Old Common Stock") shall automatically and without any action on the part of such holder be combined and reclassified at the rate of three (3) shares of Common Stock ("New Common Stock") for four (4) shares of Old Common Stock, with one whole share of New Common Stock being issuable in lieu of any fractional share otherwise issuable. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock ("Old Certificates") shall be entitled to receive upon surrender of such Old Certificates to the Company or its stock transfer agent for cancellation, a certificate or certificates ("New Certificates") representing the number of shares of New Common Stock into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are combined and reclassified. From and after the Effective Time, Old

Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.

                  SIXTH:   The Corporation is to have perpetual existence.

                  SEVENTH:

                           A. The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of a majority of the entire board of directors; provided, however, that in no event shall the number of directors be less than three (3). The directors shall be divided into three (3) classes, designated Class I, Class II and Class
         III. Each class shall consist, as nearly as may be possible, of one-third (1/3) of the total number of directors constituting the entire board of directors. Effective upon the filing of this Amended and Restated Certificate of Incorporation, Class I directors shall serve for a term ending upon the annual meeting of stockholders held in the Corporation's fiscal 1999 year, Class II directors shall serve for a term ending upon the annual meeting of stockholders held in the Corporation's fiscal 2000 year and Class III directors shall serve for a term ending upon the annual meeting of stockholders held in the Corporation's fiscal 2001 year. At each succeeding annual meeting of stockholders beginning with the annual meeting of stockholders held in the Corporation's fiscal 1999 year, successors to the class of directors whose term expires at such annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, incapacitation or removal from office, and except as otherwise required by law. In the event such election is not held at an annual meeting of stockholders, it shall be held at any adjournment thereof or a special meeting.

                           B. Except as otherwise required by law, any vacancy on the board of directors that results from an increase in the number of directors shall be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. A director may be removed only for cause by the stockholders.

                           C. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto and such directors so elected shall not be divided into

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         classes pursuant to this Article SEVENTH, in each case unless expressly provided by such terms.

                  EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

                  NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

                  TENTH: Subject to the rights of the holders of any class or series of capital stock having a preference over the Common Stock as to dividends or upon liquidation, the stockholders of the Corporation shall have no authority to call a special meeting of the stockholders.

                  ELEVENTH: Effective immediately upon the Corporation becoming subject to the periodic reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended, with respect to any class of its capital stock:

                           A. no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting; and

                           B. the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                  TWELTH: Elections of directors need not be by written ballot unless the by-laws shall so provide.


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